Exhibit 99.1

TAO Synergies Welcomes Top Bittensor (TAO) Leader as Advisor for AI-Focused Crypto Treasury Strategy

Joseph Jacks to support Company's TAO pure-play treasury initiatives

TAO treasury strategy anchored at intersection of decentralized AI and cryptocurrencies

NEW YORK, Aug. 26, 2025 /PRNewswire/ -- TAO Synergies Inc. (Nasdaq: TAOX) (the "Company"), a digital asset treasury company focused on Bittensor (TAO), the premier crypto token for decentralized artificial intelligence (DeAI), today announced that it has engaged Joseph Jacks as an advisor to its digital asset treasury strategy led by James Altucher. Mr. Jacks is widely recognized as the leading innovator, builder and funding partner within the Bittensor ecosystem and steward of its open-source infrastructure and subnet code repositories.

"Joseph is an early pioneer in open-source development—the key force behind decentralized AI," said James Altucher, leader of the Company's digital asset treasury strategy. "His deep expertise and vision for Bittensor have made the network one of the most dynamic and transparent open-source AI projects. In turn, Bittensor's native token, TAO, has emerged as the highest-valued AI cryptocurrency. We are honored to welcome Joe as an advisor for our digital asset treasury strategy."

Joseph Jacks is the co-founder and CEO of blockchain services company Latent Holdings, the leading Bittensor lab responsible for stewarding most of the open-source toolchain and infrastructure key subnet code repositories for Bittensor. Latent also operates subnets #14, TAOHash, and #5, Hone, in the Bittensor ecosystem.

In 2018, Jacks founded OSS Capital, the world's first and only venture capital firm dedicated exclusively to early-stage COSS (commercial open source) startups. With OSS he led a $10.5 million series A funding round for Manifold Labs, the largest VC investment in a Bittensor subnet to date. In total, Mr. Jacks has directed OSS to lead more than 40 rounds of inception/seed stage investments representing over $200 million in funding.

Mr. Jacks added, "I'm excited to collaborate with the first and largest pure-play public TAO treasury company. TAO Synergies' crypto strategy is not just about acquiring and staking tokens to generate yield — it's also about actively contributing to the Bittensor ecosystem in ways that will generate even more TAO revenue beyond simply staking tokens."

About TAO Synergies
TAO Synergies Inc. is the first pure-play public company focused on the convergence between cryptocurrency and artificial intelligence. The Company's differentiated cryptocurrency  treasury strategy is centered exclusively on the acquisition of TAO, the native cryptocurrency of Bittensor, a decentralized blockchain network for machine learning and AI. TAO Synergies Inc. seeks to stake TAO for revenue generation and capital appreciation, a strategy that underscores its mission to create significant value for shareholders. Further information is available at taosynergies.com.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact
800-811-5591
ir@taosynergies.com

SOURCE TAO Synergies Inc.